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                   NEW WORLD COFFEE - MANHATTAN BAGEL, INC.

                          CERTIFICATE OF DESIGNATION,
                           PREFERENCES AND RIGHTS OF
                           SERIES D PREFERRED STOCK


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                        Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware

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     New World Coffee - Manhattan Bagel, Inc. (the "Corporation") certifies that pursuant to the authority contained in Article 4 of its Amended and Restated Certificate of Incorporation and in accordance with the provisions of Section
151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of the Preferred Stock, $0.001 par value, designated as Series D Convertible Preferred
Stock:

     RESOLVED, that a series of Preferred Stock, $0.001 par value, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences, and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     Designation and Amount.  There is hereby established a series of the
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Preferred Stock designated "Series D Preferred Stock" (herein referred to as
"Series D Preferred Stock"), consisting of 25,000 shares and having the relative rights, designations, preferences, qualifications, privileges, limitations, and restrictions applicable thereto as follows:

          1.   Dividends.
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                    (a) The holders of shares of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, and to the extent of funds legally available therefor, cumulative dividends payable quarterly, on the eleventh day of February, May, August, and November in each year commencing on November 11, 2000, with dividends for partial quarters based on the dates of issuance and redemption accruing pro rata. Such dividends shall be paid, for each quarterly period ending on or before August 11, 2001, at the rate of $75.00 per share per annum, payable each quarter as $18.75 as payment-in-kind Series D Preferred Stock valued at the Liquidation Preference set forth below, and for each quarterly period thereafter at the rate of $140.00 per share per annum, payable each quarter as $35.00 in payment-in-kind Series D Preferred Stock valued at such Liquidation Preference; provided, however, that if the Corporation shall fail to redeem the Series D Preferred Stock as required by the terms of the Series D Preferred Stock and Warrant Purchase Agreement dated

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August 11, 2000 (the "Purchase Agreement"), and such failure shall continue for a period of 90 days following the Mandatory Redemption Date (as defined in the Purchase Agreement), dividends shall thereupon increase by an amount of $20.00 per share per annum, payable-in-kind as provided above, and provided further that to the extent that the Corporation has insufficient available surplus to declare the payment-in-kind dividend, the Board of Directors of the Corporation shall undertake to use its best efforts to increase the available surplus and thereafter shall immediately declare such dividend. Dividends on the Series D Preferred Stock shall be cumulative so that if, for any dividend accrual period, dividends at the rate hereinabove specified are not declared and paid or set aside for payment, the amount of accrued but unpaid dividends shall accumulate, and shall be added to the dividends payable for subsequent dividend accrual periods. If the funds legally available for the payment of such dividends are insufficient to pay in full the dividends payable on all outstanding shares of Series D Preferred Stock, the total available funds may be paid in partial dividends to the holders of the outstanding shares of Series D Preferred Stock ratably in proportion to the fully accrued dividends to which they are entitled. Each issued and outstanding share of Series D Preferred Stock shall entitle the holder of record thereof to receive an equal proportion of said dividends (adjusted for issuance dates).

                    (b) No dividends or other distributions of any kind shall be declared or paid on, nor shall the Corporation redeem, purchase or acquire any shares of the Common Stock, any of the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock or any other junior class or series of stock other than stock dividends and distributions of the right to purchase common stock and repurchase any such rights in accordance with the Rights Agreement dated June 7, 1999, unless all dividends on the Series D Preferred Stock accrued for all past dividend periods shall have been paid.

          2.  Liquidation Preference.
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                    (a)  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series D Preferred Stock shall be entitled to receive, on a pro rata basis, such amount, paid prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other junior class or series of stock by reason of their ownership thereof, an amount equal to $1,000 per share of Series D Preferred Stock then outstanding ("Liquidation Preference") (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all accrued or declared but unpaid dividends on such share for each share of Series D Preferred Stock then held by them. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series D Preferred Stock shall rank pari passu with any Parity Stock hereinafter existing or created. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to the holders of the Series D Preferred Stock and of any Parity Stock the full amounts to which they otherwise would be entitled, the holders of Series D Preferred Stock and such Parity Stock shall share ratably in any distribution of the entire assets and funds of the Corporation legally available for distribution pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon

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liquidation with respect to the outstanding shares of the Series D Preferred
Stock and such Parity Stock if all liquidation preference dollar amounts with respect to such shares were paid in full.

                    (b) Upon the completion of the distribution required by subparagraph (a) of this Section 2, the remaining assets and funds of the
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Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each, and the holders of Series D Preferred Stock shall not be entitled to participate in such distribution.

                    (c)  For purposes of this Section 2, a liquidation,
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dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include (A) a change in 50% or more of the members of the Board of Directors, nominated and recommended by the Board of Directors for election at the 2000 Annual Meeting of Stockholders, (B) a sale of all or substantially all of the assets of the Corporation or (C) any other transaction which results in the disposition of 50% or more of the voting power of all classes of capital stock of the Corporation on a combined basis (an event or series of events under subsections (A), (B) and (C) above shall be referred to as a "Change of Control Event"). The holders of 67% or more of the voting power of the then outstanding shares of the Series D Preferred Stock may execute a written waiver of any Change of Control Event.

          3.  Protective Rights.
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                    (a)  So long as any shares of Series D Preferred Stock
remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least 67% of the then outstanding shares of the Series D Preferred Stock, voting together as a single class:

                              (i)    amend or repeal any provision of the
Corporation's Certificate of Incorporation or By-Laws in a manner which materially adversely affects the rights and preferences of the holders of Series D Preferred Stock;

                              (ii)   authorize or issue shares of any class of
stock having any preference or priority as to dividends or assets superior to or on a parity with the Series D Preferred Stock;

                              (iii)  pay or declare any dividend on any other
type or class of securities, other than a dividend payable in common stock or rights under the Rights Plan;

                              (iv)   authorize a sale of any substantial portion
of the assets of the Corporation (other than sales of stores owned by the Corporation or its subsidiaries), or a recapitalization or reorganization of the Corporation (other than stock splits, combinations and/or dividends);

                              (v)    take any action that results in the
Corporation incurring or assuming more than $1,000,000 of funded indebtedness (other than borrowings under the Corporation's existing line of credit, either on an individual or cumulative basis), except as

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contemplated by the Corporation and described in the Purchase Agreement as of dated August 11, 2000;

                              (vi)   merge or consolidate with or into any
person, or enter into any agreement to accomplish such merger or consolidation, except as contemplated by the Corporation and described in the Purchase Agreement as of dated August 11, 2000;

                              (vii)  effect or allow fundamental change the
nature of the Corporation's business; or

                              (viii) otherwise materially affect the rights,
privileges and preferences of the holders of Corporation's Series D Preferred Stock.

          4.  Voting Rights.
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          (a)  Holders, except as otherwise required under the laws of the
State of Delaware or as set forth herein, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

          (b) The majority of the then outstanding Series D Preferred Stock, voting or consenting, as the case may be, as one class, will be entitled to elect the minimum number of directors that shall consist of at least two-sevenths (2/7) of the then existing board of directors. Until such elections take place, Leonard Tannenbaum and Eve Trkla shall be considered thus elected. At any meeting held for the purpose of electing directors at which the Holders shall have the right, voting separately as a class, to elect directors, the presence in person or by proxy of the Holders of a majority of the outstanding shares of Series D Preferred Stock shall be required to constitute a quorum of such Holders. Any vacancy occurring in the office of a director elected by the Holders pursuant to this Section 4(b) may be filled by the remaining director elected by the Holders unless and until such vacancy shall be filled by the Holders.

          (c) If (i) dividends on the Series D Preferred Stock are in arrears and unpaid for any quarterly period, which failure to pay shall continue for a period of (A) ten (10) days, as to any cash dividend, and (B) thirty (30) days, as to any dividend payable in kind; or (ii) the Corporation fails to discharge any redemption obligation with respect to the Series D Preferred Stock (delivery of the Notes as set forth in Section 1.3 of the Purchase Agreement shall constitute discharge of the Company's redemption obligation) and such failure continues more than 90 days following a Mandatory Redemption Date; then (A) the number of members comprising the Corporation's Board of Directors shall automatically increase by such number so that such additional directors (but including the Board seats elected by the Holders of Series D Preferred Stock pursuant to Section 4(b) above) shall constitute not less than 50% of the Board of Directors of the Corporation and (B) the holders of the majority of the then outstanding Series D Preferred Stock, voting or consenting, as the case may be, as one class, will be entitled to elect directors to the Board of Directors to fill the vacancies created by such increase. Such voting rights will continue until such time as, in the case of a dividend default, all dividends in arrears on the Series D Preferred Stock are paid in full and, in the case of the failure to redeem, until payment in cash or until the Notes are delivered, at which time the term of the directors elected

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pursuant to the provisions of this paragraph shall terminate. The event described is referred to herein as a "Voting Rights Triggering Event."

          (d) Immediately after voting power to elect directors shall have become vested and be continuing in the Holders pursuant to Section 4(c) or if vacancies shall exit in the offices of directors elected by the Holders, a proper officer of the Corporation shall call a special meeting of the Holders for the purpose of electing the directors which such Holders are entitled to elect. Any such meeting shall be held at the earliest practicable date, and the Corporation shall provide Holders with access to the lists of Holders, pursuant to the provisions of this Section 4(d). At any meeting held for the purpose of electing directors at which the Holders shall have the right, voting separately as a class, to elect directors, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Series D Preferred Stock shall be required to constitute a quorum of such Holders.

          (e) Any vacancy occurring in the office of a director elected by the Holders pursuant to Section 4(c) may be filled by the remaining director elected by the Holders unless and until such vacancy shall be filled by the Holders.

          (f) The Corporation shall not modify, change, affect or amend the Certificate of Incorporation or this Certificate of Designation to affect materially and adversely the specified rights, preferences or privileges of the Holders of the Series D Preferred Stock or increase the authorized Series D Preferred Stock, without the affirmative vote or consent of Holders of at least a 67% of the shares of Series D Preferred Stock then outstanding, voting or consenting, as the case may be, as one class.

          (g) In any case in which the Holders shall be entitled to vote pursuant to this Section 4 or pursuant to the laws of the State of Delaware, each Holder shall be entitled to one vote for each share of Series D Preferred Stock held.

          (h) In lieu of voting at a meeting, Holders may act by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware ("GCL").

          (i) Except as otherwise required by the GCL, Holders of at least 67% of the then outstanding shares of Series D Preferred Stock, voting or consenting, as the case may be, separately as a class, may waive compliance with any provisions of this Certificate of Designation.

          5. No Reissuance of Series D Preferred Stock.  No share or shares of
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Series D Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such reacquired shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

          6. Counterparts.  This Certificate may be signed in any number of
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counterparts, each of which will be an original, with the same effect as if the signatures hereto were upon the same instrument.

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     IN WITNESS WHEREOF, the Corporation has executed this Certificate of
Designation to be prepared and executed by the officers named below as of this 11th day of August, 2000.


                                        /s/ R. Ramin Kamfar
                                        ---------------------------------
                                        Name: R. Ramin Kamfar
                                        Title: Chief Executive Officer


                                        /s/ Michael Konig
                                        ---------------------------------
                                        Name: Michael Konig
                                        Title: Assistant Secretary

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